Certificate of Amendment to
                    Injet Corporation
              Certificate of Incorporation
                   September 26, 2006


     Injet Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

     FIRST: As of September 25, 2006 the Corporation had 5,000,000 shares of common stock issued and outstanding.

     SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

                      "ARTICLE ONE
                          Name

     The name of the Corporation is New York Networks, Inc."


     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 26th day of September, 2006.


                                        INJET CORPORATION

Attest:
                                BY: /s/James M. Cassidy
/s/James M. Cassidy                    President
Secretary